Exhibit 10.36

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into by and between AECOM Technology Corporation (hereinafter referred to as “AECOM”), a Delaware corporation, having an office at 3250 Wilshire Blvd., Los Angeles, California (hereinafter referred to as “Employer”) and James R. Royer, an employee of AECOM (hereinafter referred to as “Employee”), to be contingent upon, and effective as of, the merger of TCB Inc., a Delaware corporation, into TCB Acquisition Corporation, a Delaware corporation.

WHEREAS, Employee is employed by Employer in an executive capacity, has extraordinary access to Employer’s confidential business information, and has significant duties and responsibilities in connection with the conduct of Employer’s business which places Employee in a special and uncommon classification of employees; and

WHEREAS, attendant to Employee’s employment by Employer, Employer and Employee wish for there to be a complete understanding and agreement between Employer and Employee with respect to the duties owed by Employee to Employer; Employee’s obligation to retrain from using or disclosing Employer’s information; the term of employment and conditions for or upon termination thereof; the ownership of intellectual property rights arising out of the employment relationship; and the post-employment obligations Employee and Employer owe to each other; and

WHEREAS, Employee and Turner Collie & Braden Inc., an AECOM subsidiary, entered into an employment contract dated                   , and it is the desire of both Employer and Employee to void that contract and enter into this new employment agreement; and

WHEREAS, but for Employee’s agreement to the covenants and conditions of this Agreement, particularly the conflict of interest provisions, the provisions with respect to confidentiality of information and the ownership of intellectual property, and the post-employment obligations, Employer would not have agreed to the term of this Agreement or the President’s Stock Bonus Plan, which Employer has adopted for Employee’s benefit.

NOW, THEREFORE, in consideration of Employee’s continued employment by Employer and the mutual promises and covenants contained herein, the receipt and sufficiency of such consideration being hereby acknowledged, Employer and Employee agree as follows:

1.         General Duties of Employer and Employee:

1.1       Employer agrees to employ Employee and Employee agrees to accept employment by Employer and to serve Employer in the capacity of President of TCB INC. and Turner Collie & Braden Inc. The duties and responsibilities of Employee include those described for the particular position in the Bylaws of the Employer or other documents of Employer, and such other or additional duties as may from time-to-time be assigned to Employee by the Board of Directors of Employer or any duly authorized committee thereof or an authorized officer of Employer, which duties are consistent with serving as President of the Employer. While employed hereunder, the Employee shall devote his time, efforts, skills and attention to the affairs of Employer in order that he shall faithfully perform his duties and obligations.

1.2       Employee agrees and acknowledges that he owes a duty of loyalty, fidelity and allegiance to act at all times in the best interest of the Employer and to do no act which would injure Employer’s business, its interests or its reputation.

2.         Compensation and Benefits:

2.1       As compensation for services to Employer, Employer shall pay to Employee during the term of this Agreement a base annual salary. The salary may be increased (but not decreased), from time-to-time by the Board of Directors of Employer or any duly authorized committee thereof. The salary shall be payable in accordance with Employer’s normal policies, subject to such payroll and withholding deductions as may be required by law and other deductions applied generally to employees of Employer for insurance and other employee benefit plans.

2.2       Employee shall be reimbursed in accordance with Employer’s normal expense reimbursement policy for all of the actual and reasonable costs and expenses incurred by him in the performance of his services and duties hereunder, including, but not limited to, travel and entertainment expenses. Employee shall be entitled to participate in insurance and such other benefit plans or programs as may be from time-to-time specifically adopted and approved by Employer for Employee.

3.         Ownership of Information, Ideas, Concepts, Improvements, Discoveries and Inventions, and all Original Works of Authorship:

3.1       All information, ideas, concepts, improvements, discoveries and inventions, whether patentable or not, which are conceived, made, developed or acquired by Employee or which are disclosed or made known to Employee, individually or in conjunction with others, during Employee’s employment by Employer and which relate to Employer’s business, products or services (including all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) are and shall be the sole and exclusive property of Employer. Moreover, all drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries and inventions are and shall be the sole and exclusive property of Employer.

3.2       In particular, Employee hereby specifically sells, assigns and transfers to Employer all of his worldwide right, title and interest in and to all such information, ideas, concepts, improvements, discoveries or inventions, and any United States or foreign applications for patents, inventor’s certificates or other industrial rights that may be filed thereon, and applications for registration of such names and marks. During the period of Employee’s employment by Employer and thereafter, Employee shall assist Employer and its nominee at all times in the protection of such information, ideas, concepts, improvements, discoveries or inventions, both in the United States and all foreign countries, including but not limited to, the execution of all lawful oaths and all assignment documents requested by Employer or its nominee in connection with the preparation, prosecution, issuance or enforcement of any applications for United States or foreign letters patent, and any application for the registration of such names and marks.

3.3       Moreover, if during Employee’s employment by Employer, Employee creates any original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as, videotapes, written presentations on acquisitions, computer programs, drawings, maps, architectural renditions, models, manuals, brochures or the like) relating to Employer’s business, products, or services, whether such work is created solely by Employee or jointly with others, Employer shall be deemed the author of such work if the work is prepared by Employee in the scope of his or her employment; or, if the work is not prepared by Employee within the scope of his or her employment but is specially ordered by Employer as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation or as an instructional text, then the work shall be considered to be work made for hire and Employer shall be the author of the work. In the event such work is neither prepared by the Employee within the scope of his or her employment or is not a work specially ordered and deemed to be a work made for hire, then Employee hereby agrees to assign, and by these presents, does assign, to Employer all of Employee’s worldwide right, title and interest in and to such work and all rights of copyright therein. Both during the period of Employee’s employment by Employer and thereafter, Employee agrees to assist Employer and its nominee, at any time, in the protection of Employer’s worldwide right, title and interest in and to the work and all rights of copyright therein, including but not limited to, the execution of all formal assignment documents requested by Employer or its nominee and the execution of all lawful oaths and applications for registration of copyright in the United States and foreign countries.

4.         Employee’s Obligation to Refrain from Using or Disclosing Information:

4.1       As part of Employee’s duties to Employer, Employee agrees to protect and safeguard Employer’s information, ideas, concepts, improvements, discoveries and inventions, and, except as may be expressly required by Employer, Employee shall not, either during his or her employment by Employer or thereafter, directly or indirectly, use for his or her own benefit or for the benefit of another, or disclose to another, any of such information, ideas, concepts, improvements, discoveries or inventions; provided, however, nothing herein shall affect the Employee’s right to (I) use or disclose information which is now or hereafter in the public domain through no breach by the Employee of his obligations hereunder, or (ii) make any disclosure required by applicable law or by any applicable judgment, decree or order of any governmental body or agency.

4.2       Upon termination of his or her employment with Employer, or at any other time upon request, Employee shall immediately deliver to Employer all documents embodying any of Employer’s information, ideas, concepts, improvements, discoveries and inventions.

5.         Term and Termination:

5.1       The employment relationship established by this Agreement shall continue from the effective date of this Agreement for a period of five (5) years and then until terminated as specified in Sections 5.2 through 5.6 below.

5.2       Employer may terminate Employee’s employment at any time for cause upon the good faith determination by the Board of Directors of Employer that cause exists for the termination of the employment relationship. As used herein, the term “cause” shall mean any of the following events:

5.2.1    any intentional misapplication of Employer’s funds, or Employee’s conviction of a crime involving moral turpitude; or

5.2.2    any other action by the Employee involving willful and deliberate malfeasance or gross negligence in the performance of Employee’s duties.

Upon reaching a decision that cause exists for the termination of the employment relationship, the Board of Directors may terminate the employment relationship by giving written notice of such termination and the termination shall take effect immediately. In the event the employment relationship is terminated by Employer for cause pursuant to this Section, all compensation and benefits shall cease as of the date of termination (it being specifically agreed that Employee shall not be entitled to any bonuses not yet paid at the date of termination), other than those benefits that are provided by retirement and benefit plans and programs specifically adopted and approved by Employer for its employees that are earned and vested by the date of termination, and Employee’s pro rata salary through the date of termination. Employee’s right to exercise stock options and Employee’s rights in other stock plans, if any, shall remain governed by the terms and conditions of the appropriate stock plan.

5.3       If during the continuance of this Agreement, Employee is incapacitated by accident, sickness or otherwise so as to render Employee mentally or physically incapable of performing the services required under this Agreement for a period of one hundred eighty (180) consecutive calendar days, and such incapacity is confirmed by the written opinion, of two (2) practicing medical doctors licensed by and in good standing in the state in which they maintain offices for the practice of medicine, upon the expiration of such period or at any time reasonably thereafter, Employer may terminate Employee’s employment upon giving Employee a written notice of termination. If the Employee is terminated due to incapacity under this Section 5.3, Employee will be entitled to those benefits that are provided by retirement and benefit plans and programs specifically adopted and approved by Employer for its employees that are earned and vested at the date of termination. Employee’s right to exercise stock options and Employee’s rights in other stock plans and other compensation plans, if any, shall remain governed by the terms and conditions of those plans.

5.4       Employer may terminate the employment relationship at any time for any reason whatsoever, with or without cause, and may specify in the notice any date of termination of the employment relationship that it wishes (Employer may if it wishes even terminate the employment relationship immediately as of the date of the notice). Employee shall be entitled to those benefits that are provided by retirement and benefit plans and programs specifically adopted and approved by Employer for its employees that are earned and vested at the time of the date of termination specified in the notice. Upon the termination of the employment relationship by Employer under this Section 5.4, Employee shall be entitled (even though he or she is no longer employed by Employer) to his or her pro rata salary from the date of termination of the employment relationship specified in the notice through the following 12-month period of time, payable in such manner as Employer selects (including a lump sum discounted to present day value at the discount rate then utilized by Employer’s bank). This sum shall not be reduced by such amounts as Employee receives or in the exercise of reasonable diligence should receive during the 18-month period of time from subsequent employers. Employee shall be entitled to any bonuses not yet declared at the date of the termination of employment. Employee’s right to exercise stock options and Employee’s rights in other stock plans and other compensation plans, if any, shall remain governed by the terms and conditions of those plans.

5.5       Employee may terminate the employment relationship at any time for any reason whatsoever, with or without cause, by the giving of sixty (60) days’ written notice. Except as provided in Section 5.6, upon the termination of the employment relationship by Employee under this Section 5.5,all compensation and benefits shall cease as of the date of termination (it being specifically agreed that Employee shall not be entitled to any bonuses not yet paid at the date of termination), other than those benefits that are provided by retirement and benefit plans and programs specifically adopted and approved by Employer for its employees that are earned and vested by the date of termination. Employee shall not be entitled to any bonuses not yet paid at the date of the termination of employment. Employee’s right to exercise stock options and Employee’s rights in other stock plans and other compensation plans, if any, shall remain governed by the terms and conditions of those plans.

5.6       This Agreement shall be deemed terminated as a result of a “Constructive Discharge” in the event of: (I) any material reduction in Employee’s job functions, duties or responsibilities, or a similar change in Employee’s reporting relationships; (ii) a required relocation of Employee of more than 50 miles from Employee’s current location; or (iii) a breach by Employer of any of its material obligations under this Agreement; provided that Employee provides a written description of the condition which he contends to constitute constructive discharge within thirty (30) day’s after the occurrence of such event. In the event of such Constructive Discharge, except as otherwise provided herein, Employer shall be obligated to pay to Employee the amount of salary and bonus required to be paid to Employee by Employer in the event of a termination without cause pursuant to the terms of Section 5.4 above. Upon the payments of the aforesaid sums by the Employer, all of Employer’s obligations to make further payments of compensation to Employee pursuant to the Agreement shall be terminated. Employer and Employee agree that any obligation of Employer hereunder with respect to compensation is a material obligation of Employer under this Agreement, provided that this sentence shall place no limitation on what other matters may be material obligations of Employer under this Agreement. Employee’s right to exercise stock options and Employee’s rights in other stock plans and compensation plans, if any, shall remain governed by the terms and conditions of those plans.

5.7       Except as provided in Section 5.6 above, during the continuance of this Agreement, Employee resigns without giving the requisite thirty (30) days’ notice or otherwise fails or refuses to continue his or her employment, then, in addition to such rights and remedies as Employer may be entitled to under the law, Employer may terminate the employment relationship by the giving of a written notice of termination. All compensation and benefits shall cease as of the date of such breach by Employee (it being specifically agreed that Employee shall not be entitled to any bonuses not yet paid at the date of such breach), other than those benefits that are provided by retirement and benefit plans and programs specifically adopted and approved by Employer for its employees that are earned and vested by the date of such breach. Employee’s right to exercise stock options and Employee’s rights in other stock plans, if any, shall remain governed by the terms and conditions of the appropriate stock plan.

5.8       Termination of the employment relationship between Employer and Employee shall not terminate the continuing obligations of the parties; e.g., Employer’s obligations to Employee with respect to benefits that are provided by retirement and benefit plans and programs specifically adopted and approved by Employer for its employees that are earned and vested by the date of termination; Employer’s obligations to Employee with respect to Employee’s right to exercise stock options and Employee’s rights in other stock plans, if any; Employee’s post-employment non-competition obligations; Employee’s obligations with respect to Employer’s confidential information and intellectual property; and Employee’s obligations to refrain from competing unfairly.

6.         Employee’s Post-Employment Non-Competition Obligation:

6.1       During the existence of Employee’s employment by Employer hereunder and for a period of two (2) years from the date on which he or she shall cease to be employed by Employer for any reason, whether at the instance of either Employer or Employee and whether under any Section of Article 5 hereof (the “Obligation Period”), Employee shall not, acting alone or in conjunction with others, directly or indirectly, in any of the business territories in which TCB Inc. is at the time of the termination of employment conducting business or has actively engaged in the pursuit of business, or has conducted business within two years prior to the date of termination, engage in any business in competition with the business conducted by Employer at the time of the termination of the employment relationship, whether for his or her own account or by soliciting, canvassing or accepting any business or transaction for or from any other company or business in competition with such business of Employer.

7.         Obligations to Refrain from Competing Unfairly:

7.1       Employee agrees that during his employment by Employer and following the termination of his employment, for the duration of the Obligation Period, he shall not, directly or indirectly, (1) induce, entice, or solicit any employee of Employer to leave his or her employment, or (b) induce, entice, or solicit any customer of Employer to terminate any contractual or business relationship with Employer, or (c) in any other manner use any customer lists or customer leads, mail, telephone numbers, printed material or material of Employer.

8.         Miscellaneous:

8.1       This Agreement shall be binding upon and inure to the benefit of Employer, its successors, legal representatives and assigns, and upon Employee, his or her heirs, executors, administrators, representatives and assigns. Employee agrees that his or her rights and obligations hereunder are personal to him or her and may not be assigned without the express written consent of Employer.

8.2       This Agreement replaces and supersedes all previous agreements and discussions relating to the same or similar subject matters between Employee and Employer and constitutes the entire agreement between the Employee and Employer with respect to the subject matter of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of the Company or by any written agreement unless signed by an officer of the Company who is expressly authorized by Employer to execute such document.

8.3       The laws of the State of Texas will govern the interpretation, validity and effect of this Agreement without regard to the place of execution or the place for performance thereof, and Employer and Employee agree that the state and federal courts situated in Harris County, Texas shall have personal jurisdiction over Employer and Employee to hear all disputes arising under this Agreement.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of February 29, 1996, to be effective as hereinabove provided.

“EMPLOYER”

AECOM TECHNOLOGY
CORPORATION

By:	/s/ Joseph A. Incaudo
Name:	Joseph A. Incaudo
Title:	Senior Vice President and Chief
Financial Officer

“EMPLOYEE”

/s/ James R. Royer
James R. Royer